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                                                                      EXHIBIT 11


                              INTEG INCORPORATED
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                                   PERIOD FROM
                                                                                                   APRIL 3, 1990
                                              THREE MONTHS ENDED           SIX MONTHS ENDED       (INCEPTION) TO
                                                   JUNE 30                     JUNE 30               MARCH 31
                                        ----------------------------  -------------------------
                                              1997          1996           1997          1996           1997
                                        -------------  -------------  -----------  ------------   --------------

PRIMARY EARNINGS PER SHARE:
---------------------------
Average shares outstanding                  9,293,020       433,333     9,287,725       433,333        1,543,589

SAB No. 83 shares - shares convertible
 into common stock and stock options
 and warrants granted at exercise
 prices less than the initial public
 offering price during the 12 months
 preceding the initial public offering
 using the treasury method                          -             -             -       825,054        1,364,474
                                        -------------  -------------  -----------  ------------   --------------

Total                                       9,293,020       433,333     9,287,725     1,258,387        2,908,063
                                        =============  =============  ===========  ============   ==============

Net loss                                  ($2,523,693)  ($2,198,663)  ($4,985,230)  ($3,929,533)    ($23,859,187)
                                        =============  =============  ===========  ============   ==============

Net loss per share                             ($0.27)       ($5.07)       ($0.54)       ($3.12)          ($8.20)
                                        =============  =============  ===========  ============   ==============




FULLY-DILUTED EARNINGS PER SHARE
--------------------------------

Average shares outstanding                  9,293,020       433,333     9,287,725       433,333        1,543,589

SAB No. 83 shares - shares convertible
 into common stock and stock options
 and warrants granted at exercise
 prices less than the initial public
 offering price during the 12 months
 preceding the initial public offering
 using the treasury method                          -              -            -       825,054        1,364,474


Assumed conversion of all series of
 convertible preferred stock                        -      5,835,705            -     5,835,705        1,779,085
                                        -------------  -------------  -----------  ------------   --------------

Total                                       9,293,020      6,269,038    9,287,725     7,094,092        4,687,148
                                        =============  =============  ===========  ============   ==============

Net loss                                  ($2,523,693)   ($2,198,663) ($4,985,230)  ($3,929,533)    ($23,859,187)
                                        =============  =============  ===========  ============   ==============

Net loss per share                             ($0.27)        ($0.35)      ($0.54)       ($0.55)          ($5.09)
                                        =============  =============  ===========  ============   ==============
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